CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Voice Life, Inc

We hereby consent to the incorporation by reference to the Registration Statement on Form S-1 of Voice Life, Inc of our report on the financial statements ofVoice Life, Inc for the period March 12, 2015 (inception) through December 31, 2015. We also consent to the reference to our Firm under the caption “Experts” in such S-1.

 /s/AJSH & Co.

AJSH & Co.

New Delhi, India

January 4, 2016